Exhibit 10.5

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (the "Agreement") dated effective as of March 31, 2009, between United Mine Services, Inc., an Idaho corporation (the "Purchaser"), and Mine Fabrication & Machine, Inc., an Idaho corporation, (the "Seller"), and Fred A. and Linda M. Forsberg, individually and as Co-Trustees of the Family Trust of Fred A. Forsberg and Linda M. Forsberg dated September 26, 2008 (collectively the "Forsbergs").

RECITALS

WHEREAS, the Seller and the Forsbergs desire to sell and the Purchaser desires to purchase certain assets, properties, and rights of the Seller and the Forsbergs.;

WHEREAS, the parties hereto agreed to that certain Stock Purchase and Sale Agreement on April 11, 2007, as amended, and the transaction contemplated thereunder failed to close; and

WHEREAS, the parties hereto entered into a Letter of Intent on November 6, 2008, outlining the transaction contemplated herein and calling for a mutual release of claims by the parties upon Closing.

NOW, THEREFORE, in consideration of the covenants, agreements, representations, and warranties contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS;
PURCHASE PRICE; CLOSING

1.1.           Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined herein) and except for those assets listed in paragraph 1.2 below: (i) the Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and the Purchaser shall purchase, acquire, and accept from the Seller, all assets of the Seller, lists of the Seller's customers, vendors, and employees (including names, addresses, and wage rates, but not employee files) and all of Seller's right, title, and interest in and to its goodwill and the names "Mine Fab", "Mine Fab & Machine, Inc.", "Mine Fabrication & Machine, Inc.", and any other name under which the Seller is known and does business (such rights hereinafter referred to as the "Trade Name") and; (ii) the Forsbergs shall sell and the Purchaser shall purchase certain real

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property described in Section 2.5 (all such assets referred to herein as the "Transferred Assets").

1.2.           Excluded Assets. Notwithstanding any other provision of this Agreement, the Seller shall retain and shall not transfer to Purchaser a Seller-owned policy of life insurance on the life of Fred Forsberg; the pickup truck used by Fred Forsberg owned by the Seller; Seller-owned cash, bank accounts, investments, employee files, computers (including all software and hardware) and corporate books and records with regard to any activity of the Seller for any period preceding Closing.

1.3.           No Assumption of Liabilities or Obligations. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not assume any liabilities or obligations of the Seller except the Seller's open purchase orders and executory contract obligations that were entered into in the normal course of business existing for the Seller, at Closing as disclosed on Schedule 2.13 hereto, and nothing herein shall be construed as imposing any liability or obligation upon the Purchaser other than those specifically provided for herein. Seller and Forsbergs shall not assume any liability or obligations of the Purchaser, and nothing herein shall be construed as imposing any liability or obligation upon the Seller and Forsbergs other than those specifically provided for herein. Notwithstanding any other provision herein, Seller shall be responsible for payment of all employee salaries and payroll taxes (i.e., FICA, FUTA, federal income tax withholding, Idaho State income tax withholding, SUDA, and L&I taxes, etc.) through the Date of Closing, and Purchaser shall be responsible for payment of said salaries and payroll taxes owed from the day immediately following the Date of Closing forward. Seller and Forsbergs and Purchaser acknowledge and agree that all employees of the Seller are employed "at will".

1.4.	Purchase Price.

(a)
Purchase Price. The aggregate consideration for the Transferred Assets shall be $2,700,000 [the "Purchase Price "] payable to the Seller and Forsbergs by the Purchaser as described in Section 1.4(b). The Purchase Price includes $250,000 to be allocated to inventory existing at Closing, which amount shall be adjusted to the lesser of the following for each item of inventory: (i) the Seller's actual cost of each item of inventory existing at Closing, or (ii) the fair market value of each item of inventory. The aggregate of each item of inventory so valued shall be referred to as "Inventory Value". Work in progress inventory shall not be included in determining Inventory Value. Inventory Value shall not include any inventory located on the Real Property that is owned by F&H Mine Supply. Inventory Value in excess of $250,000 shall increase the total Purchase Price. Inventory Value less than $250,000 shall decrease the total Purchase Price. At an agreed upon date, but no more than one week before the Closing Date, Seller and Purchaser shall meet to inspect the inventory and determine in good faith the Inventory Value to include in the purchase price, and shall

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complete the Agreement as to Inventory Value attached hereto as Schedule 1.4(a). If the parties are unable to agree on the Inventory Value by the date of Closing, the transaction shall nevertheless Close with the Inventory Value at the midpoint between the Purchaser's valuation and the Seller's valuation (calculated by adding the Purchaser's valuation and the Seller's valuation together and dividing the result by 2), not to exceed $250,000, and the amount of the Inventory Value shall be submitted to arbitration under Section 11.14.

(b)	Payment. At the Closing, the Purchaser shall pay, execute, and deliver each of the following to the Seller and Forsbergs:

(i)  cash payment of One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds to the Seller's bank account, as previously instructed to the Purchaser by the Seller in writing;

(ii) the Purchaser's Promissory Note #1, attached hereto as Exhibit "A", in the principal amount of Five Hundred Thousand Dollars ($500,000), plus or minus the adjustment to Inventory Value as stated in Section 1.4(a).

(iii) the Purchaser's Promissory Note #2, attached hereto as Exhibit "B" in the principal amount of Five Hundred Thousand Dollars ($500,000);

(iv) subordinated Deed of Trust attached hereto as Exhibit "C"; and

(v) subordinated Security Agreement attached hereto as Exhibit "0".

(vi) Guaranty of Greg Stewart, in the form attached hereto as Schedule 3.7.

Purchaser has already made, and Forsbergs acknowledge receipt of, payments in a total amount of Two Hundred Thousand Dollars ($200,000).

1.5.           Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets in the manner set forth in Exhibit "E". Neither the Purchaser nor the Seller and Forsbergs shall, in connection with any tax return, any refund claim, any litigation or investigation or otherwise, take any position with respect to the allocation of the Purchase Price which is inconsistent with the manner of allocation provided in such schedule.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND FORSBERGS

Except as otherwise set forth in the schedules attached to this Agreement by reference to specific sections of this Agreement (hereinafter collectively referred to as the "Disclosure Schedule"), the Seller and Forsbergs represent and warrant to the Purchaser as set forth below:

2.1.           Organization and Good Standing. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Idaho and is in good standing in every jurisdiction in which the conduct of its business requires it to be so qualified. For purposes of the change of Seller's name to "Forsberg Investments, Inc." contemplated under this Agreement, as detailed in Section 5.5(e), Purchaser and Seller acknowledge and agree that Seller may prior to Closing change its name to Forsberg Investments, Inc., and shall be the same entity as the Seller. Accordingly, the term "Seller" as used herein shall, where applicable, shall also mean "Forsberg Investments, Inc."

2.2.           Authorization, etc. The Seller and Forsbergs have full corporate power and authority to enter into this Agreement, all exhibits and schedules hereto, and all agreements contemplated herein (this Agreement and all such exhibits, schedules, and other agreements being collectively referred to herein as the "Acquisition Documents"), to perform its obligations hereunder and thereunder, to transfer the Transferred Assets, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Seller has taken, or will take before the Closing Date, all actions required by law, its Articles of Incorporation, its By-Laws or otherwise to authorize (i) the execution and delivery of this Agreement and the other Acquisition Documents, and (ii) the performance of their obligations hereunder and thereunder.

    This Agreement has been duly executed and delivered by the Seller and Forsbergs, and this Agreement is and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Seller and Forsbergs enforceable according to their terms, except (a) as such enforcement may be limited by bankruptcy. insolvency, reorganization, moratorium general principle, or similar laws now or hereafter in effect relating to creditors' rights and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

2.3.           Title to Transferred Assets. The Seller and Forsbergs (as to the real property) own and have good and marketable title to all Transferred Assets, free and clear of all Liens. There is no significantly material asset used or required by the Seller

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in conduct of its business which is not owned. by the Seller or, as to the real property described in Section 2.5 below, by the Forsbergs.

2.4.           Permitted Liens. The Seller and Forsbergs have good and marketable title to all of the Transferred Assets, tangible and intangible, free and clear of all Liens except for (i) Liens set forth in the Schedule 2.4 hereto, (ii) Liens for current taxes not yet due and payable, and (iii) except as disclosed on Schedule 2.5(c) hereto, such other minor imperfections of title and encumbrances, if any, that do not, in the aggregate, have a significantly material adverse effect on the business, assets, or financial condition of the Seller (collectively hereinafter referred to as the "Permitted Liens").

2.5.	Owned Real Property.

(a)
The real property ("Real Property") on which the Seller operates, is owned by the Forsbergs and consists of approximately 9.0 acres located adjacent to 1-90 on Silver Valley Road (a.k.a. Highway 10), Kellogg, Shoshone County, Idaho. The Forsbergs have good and marketable title to the Real Property owned by them free and clear of any Liens except for Permitted Liens.

(b)
The Real Property includes all/and, bUildings, structures, and other improvements used by the Seller or necessary to enable the Seller to conduct its business as it is presently being conducted. Seller does not lease any real property other than the Real Property.

(c)
To the best of the Forsbergs' present knowledge, and except as disclosed on Schedule 2.5(c) hereto, there is no condition of the Real Property, that would be revealed by an accurate surveyor physical inspection thereof, which would intertere in any respect with the use or occupancy thereof as currently used and occupied. At Closing, title to the Real Property shall be conveyed by Warranty Deed free of all encumbrances except Permitted Liens. Forsbergs shall supply a standard form of title insurance with First American Title Company, Inc., with insuring title in the Purchaser, with such restrictions of record as may be reflected in the commitment for such insurance, attached as Exhibit "F".

(d)	To the best of the Forsbergs' present knowledge, a portion of the Real Property may be located in a special flood hazard area designated by any state or federal governmental authority.

(e)	The legal description of the Real Property is as follows:

A parcel of land situated in the Northeast Quarter of the Southwest Quarter and Northwest Quarter of the Southwest Quarter of Section

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5, Township 48 North, Range 3 East B.M., Shoshone County, Idaho and being more particularly described as follows:

Beginning at a point where the North-South centerline of said Section 5 intersects the Northerly right-of-way line of the I-90 frontage road, whence the South Quarter Corner of said Section 5 bears South 00°51'54" West, 1,486.88 feet distant (shown of record to be South 00°42' East, 1,485.00 feet);

Thence South 8r05'43" West, 191.87 feet along said Northerly right-of-way line;

Thence North 74°08'05" West, 369.76 feet along said Northerly right-of- way to a point on the Westerly boundary of a tract described in Deeds Book 77, page 66;

Thence North 12°34'20" East, 928.58 feet along said Westerly boundary to a point on the East-West centerline of said Section 5;

Thence North 88°41'55" East, 360.46 feet along said East-West centerline to the Center Quarter of said Section 5;

Thence North 88°41'55" East, 63.40 feet along said centerline; Thence South 00°00'04" West, 1,010.12 feet to a point on the Northerly right-of-way of said 1-90 frontage road;

Thence North 87°56'36" West, 78.61 feet along said right-of-way to the point of beginning.

(f)
Purchaser and Forsbergs hereby acknowledge the existence of that certain lease entered into by Forsbergs with Young Electric Sign Company on January 27, 1998, as further detailed in item number 16 under "PART I " of "SCHEDULE B-SECTION II EXCEPTIONS" of that certain Title Commitment issued by First American Title Company, attached hereto as Exhibit "F". Purchaser acknowledges that it has read said lease and is familiar with its terms. Purchaser and Forsbergs agree that said lease shall be assigned to Purchaser, by execution of an Assignment of Lease, attached hereto as Schedule 2.5(1), and that Purchaser shall become the Lessor thereon, and shall have all rights and obligations of the Lessor thereunder.

2.6.   No Violation. None of (I) the execution and delivery of this Agreement or any of the other Acquisition Documents by the Seller and the Forsbergs, (ii) the

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performance by the Seller and the Forsbergs of its obligations hereunder or thereunder, or (iii) the consummation of the transactions contemplated hereby or thereby after the Closing, will (A) violate any provision of the Articles of Incorporation or By-Laws of the Seller; (B) violate or constitute a default under or breach of, or permit the termination of, or cause the acceleration of the maturity of, any indenture, mortgage, contract, debt or contractual obligation of the Seller, which violation, default, breach, termination, or acceleration, either individually or in the aggregate with all other such violations, defaults, breaches, terminations, and accelerations, would have a significant material adverse effect on the Transferred Assets, including goodwill; (C) require the consent of any other party to or result in the creation or imposition of any Lien upon any property or assets of the Seller or the Transferred Assets under any indenture, mortgage, contract, debt or obligation of or to which the Seller is a party or by which the Seller is bound; (D) violate any statute, law, judgment, decree, order, regulation, or rule of any court or governmental authority to which the Seller or the Transferred Assets is subject; or (E) result in the loss of any material license or certificate benefiting the Seller.

2.7.	Financial Statements.

(a)
Delivery. The Seller has delivered to the Purchaser true and complete copies of its tax returns, as of and for the years ended 2004, 2005, 2006, and 2007, as well as its unaudited financial statements, including balance sheet and statement of operations for the twelve-month period ending December 31, 2008 (hereinafter referred to as the Seller's "Financials").

(b)
Accuracy. To the best of Seller's present knowledge and without further investigation, the Financials are true and correct and fairly present the financial condition of the Seller as of the respective dates thereof and the results of operations of the Seller for the periods then ended.

2.8.           Absence of Certain Changes. Since April 11, 2007, the date of the original Stock Purchase and Sale Agreement, the Seller has not: (i) suffered any significantly material adverse change in its assets (including goodwill); (ii) suffered any damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting its assets (including goodwill); (iii) permitted or allowed any of its property or assets (real, personal, or mixed, tangible or intangible) to be subjected to any mortgage or, pledge (individually and collectively hereinafter referred to as a "Lien"), except Permitted Liens; (iv) created or incurred any liability (fixed, absolute, accrued, contingent, or otherwise) except for unsecured current liabilities entered into in the ordinary course of business; (v) made any disposition of assets except in the ordinary course of business, consistent with past practice; or (vi) paid or agreed to pay any payment or compensation to any employee outside the ordinary course of business.

2.9.   Trade Names. The Seller owns, is licensed, or to the best of its present knowledge and without investigation, otherwise has the full right to use all trade names,

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used in the business of the Seller as currently conducted and as listed on Schedule 2.9. Upon Closing, Seller agrees to execute an Assignment of Trade Names, substantially in the form of Schedule 2.9 hereto, which contains a list of all trade names used by the Seller.

2.10.         Litigation. To the best of Seller's present knowledge and without investigation, there are no actions, claims, proceedings, and investigations ("Actions"), including without limitation Actions for personal injuries, products liability, or breach of warranty arising from products sold by the Seller, pending or threatened against the Seller, or the Transferred Assets, before any court, arbitrator, or administrative or governmental body. The Seller is not subject to any judgment, order, or decree entered in any lawsuit or proceeding that has materially adversely affected, or that can reasonably be expected to materially adversely affect, the transactions contemplated by this Agreement, the Seller, or the Transferred Assets, including, without limitation, the Seller's business practices and its ability to acquire any property or conduct business in anyway.

2.11.         Tax Returns and Payments. All of the tax returns and reports of the Seller required by law to be filed on or before the date hereof have been duly and timely filed and all taxes shown as due thereon have been paid. There are in effect no waivers of any applicable statute of limitations related to such returns. To the best of Seller's present knowledge and without investigation, no liability for any tax will be imposed upon the Transferred Assets or the Transferred Assets with respect to any period before the Closing Date. The provisions of this Section 2.11 shall include, without limiting the  generality of this Section, all reports, returns, and payments due under all federal, state, or local laws or regulations relating to income, sales, use and withholding taxes, withholding Obligations, unemployment insurance, Social Security, workers' compensation and other obligations of the same or of a similar nature. The Seller is not subject to any open audit in respect of its taxes and no deficiency assessment or proposed adjustment for taxes is pending.

2.12.         Insurance. Schedule 2.12 contains a complete list of all material policies of fire, liability, workers' compensation and other forms of insurance owned or held by or for the benefit of the Seller (collectively, the "Insurance Policies"). The Seller has delivered to the Purchaser true and complete copies of the Insurance Policies, along with copies of all past Insurance Policies reasonably available after due and diligent search. To the best of Seller's present knowledge and without investigation, the Seller's tangible real and personal property and assets, whether owned or leased, are insured by reputable insurance companies licensed to do business in the state in which such property is located in such amounts customarily carried by comparable businesses, except to the extent that any failures to insure would not, in the event of a loss, have a material adverse effect upon the business of Seller. All such Insurance Policies are and will remain in full force and effect through the Closing Date and, to the best of Seller's

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present knowledge and without investigation, there is no notice of or basis for any modification, suspension, termination, or cancellation of any Insurance Policy.

2.13.	Contracts and Commitments.

(a)
Schedule 2.13 hereto contains a complete list of each written contract of the Seller that is material to the Seller, including but not limited to the following: (i) all employment contracts between the Seller and its employees, other than those terminable by the Seller at will and without payment or penalty; (ii) all collective bargaining agreements and union contracts to which the Seller is a party; (iii) all written contracts with distributors, brokers, manufacturer's representatives, sales representatives, service or warranty representatives, customers, and other persons, firms, or corporations engaged in the sale or distribution of the Seller's products; (iv) all presently open purchase orders issued by the Seller in excess of $5,000, all sales orders received by the Seller in excess of $5,000 that have not yet been completed, and all purchase or sales orders that call for delivery or performance on a date more than one year from the date of this Agreement; (v) all written contracts between the Seller or any person or entity that controls, is controlled by, or is under common control with, the Seller or any family member of any such person (such entity or person, being hereinafter referred to as an "Affiliate"); (vi) all written contracts under which the Seller is either a bailor or bailee including without limitation written contracts for the bailment of vehicles; (Vii) all agreements pursuant to which the Seller acquired the Trade Name or a substantial portion of its assets; and (viii) all other written executory contracts of the Seller reflecting obligations for borrowed money or for other indebtedness or guaranties thereof.

(b)	To the best of Seller's present knowledge and without investigation, the Seller is not a party to any written contract that would restrict it from engaging in any business.

(c)
To the best of Seller's present knowledge and without investigation, each of the contracts listed on Schedule 2.13 is valid and binding, and each has been entered into in the ordinary course of business. To the best of Seller's present knowledge and without investigation, the Seller is not in default of the contracts described in this Section 2.13.

2.14.         Distributors and Customers. To the best of Seller's present knowledge and without investigation, it enjoys good working relationships under all of its distributor, sales representative, and similar contracts necessary to the normal operation of its business. Except for ARM AeroSpace, with whom Seller terminated work in April, 2008, the Seller has no knowledge or basis for knowledge that any customer or group of related customers (i.e., any customers who are directly or indirectly through one or more intermediaries under common control), who, for the fiscal year ended 2008 accounted

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for more than $5,000 in aggregate volume of gross sales of the Seller, has terminated or expects to terminate a material portion of its normal business with the Seller. Seller's working relationships with all of its distributors, sales representatives, and customers are to a large extent personal to Seller or the Forsbergs, and no guarantees can be made by Seller or Forsbergs that Purchaser will enjoy the same relations.

2.15.         Labor Relations. No employee of the Seller is represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. There are no matters pending before the National Labor Relations Board or any similar state or local labor agency, and the Seller is neither engaged in nor subject to any penalties or enforcement action in respect of any unfair labor practices, and the Seller believes that it enjoys good labor relations. There are no controversies or disputes pending between the Seller and any of its employees, except for such controversies and disputes as do not and will not, individually or in the aggregate, have a material adverse effect on the Transferred Assets.

2.16.         Environmental Matters.

(a)
For purposes of this Section 2.16, the property of the Seller and Forsbergs shall mean the Real Property. Additionally, for purposes of this Section 2.16, "Hazardous Substance" means (i) a "hazardous substance" as defined in 42 USC §9601(14), as amended from lime to time, and all rules, regulations, and orders promulgated thereunder as in effect from time to time, (ii) "hazardous waste" as defined in 42 USC §6903(5), as amended from time to time, and all rules, regulations, and orders promulgated thereunder as in effect from time to time, (iii) if not included in (i) or (ii) above, "hazardous waste constituents" as defined in 40 CFR § 260.10, specifically including Appendix VII and VIII of Subpart D of 40 CFR § 261, as amended from time to lime, and all rules, regulations, and orders promulgated thereunder as in effect from time to time, and (iv) "source," "special nuclear," or "by-product material" as defined in 42 USC §3011, et seq., as amended from time to time, and all rules, regulations, and orders promulgated thereunder as in effect from time to time. Further, "Requirements of Law" shall mean all applicable federal, state or local laws, statutes, ordinances, rules, regulations, or court or administrative orders or processes, or arbitrator's orders or processes, including those applicable to the development, manufacture, or sale of the processes, technology, results, or products of the Seller applicable to air, soil, water, or noise pollution, or the production, storage, processing, utilization, labeling, transportation, disposal, emission, or other disposition of Hazardous Substances, any of the processes used or followed, results obtained, or products developed, made, or sold by the Seller including, without limitation, under CERCLA, the Toxic Substances Control Act of 1976, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Clean Air Act, as amended, the Federal Water Pollution Control

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      Act, as amended, or the Occupational Safety and Health Act of 1970, as amended.

(b)
To the best of Seller's present knowledge and without investigation, and except as disclosed to the Purchaser, the Seller and Forsbergs are and have been in compliance with all Requirements of Law relating to Hazardous Substances and applicable to the Real Property.

(c)
To the best of Seller's present knowledge and without investigation, and except as disclosed to the Purchaser, in the report dated , 2009, from ALLWEST Testing & Engineering, undertaken as part of a Phase I Environmental Site Assessment (ESA) required by the Purchaser and its lender for certain financing of the Purchaser, detailing potential environmental concerns with regard to the Real Property, no discharge, release, spillage, uncontrolled loss, seepage, or filtration of any Hazardous Substance or any fuel, gasoline, or other petroleum product or by-product has occurred at the Real Property in an amount that violates any Requirements of Law.

(d)
Except for that reasonably necessary for the operation of its  business and in conformity with historical practices, the Seller does not treat, generate, process, or transport any Hazardous Substance, nor has the Seller ever done so.

(e)
To the best of Seller's present knowledge and without investigation, the Seller has in a timely manner obtained all Licenses and filed all reports required to be filed under or pursuant to any applicable environmental Requirements of Law.

(f)
To the best of Seller's and Forsbergs' present knowledge and without investigation, and except as noted in the report dated , 2009, from ALLWEST Testing & Engineering, undertaken as part of a Phase I Environmental Site Assessment (ESA) required by the Purchaser and its lender for certain financing of the Purchaser, detailing potential environmental concerns with regard to the Real Property, the Real Property does not contain any underground tanks for the storage of any Hazardous Substance or fuel oil, gasoline, or any other petroleum product or by-product.

(g)
The Seller has not received any notice of writs, injunctions, decrees, orders, or judgments outstanding, or suits, claims, actions, proceedings, or investigations instituted or threatened under any environmental Requirements of Law applicable to any of the Real Property,

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(h)	The Seller has not received notice of any violation of any environmental, zoning, worker safety, or land use Requirements of Law relating to the Real Property.

2.17.         Compliance with Laws. Except as disclosed on Schedule 2.17 hereto, to the best of Seller's and Forsbergs' present knowledge and without investigation, the Seller is not in violation of, has not been charged with any violation of, or is not under any investigation with respect to any charge concerning any violation of any Requirements of Law, in which such violation either singly or in the aggregate with other violations would have a significantly material adverse effect upon the Transferred Assets. The Seller is not in default with respect to any order, writ, injunction, or decree of any court, agency, or instrumentality.

2.18.         Licenses, Permits, and Authorizations. To the best of Seller's present knowledge and without investigation, the Seller has all authorizations, licenses, and other permits (collectively, "Licenses") of (i) any governmental or regulatory agency, whether federal, state, or local.

2.19.         Inventory. The Inventory Value will be determined in accordance with Section 1.4. The inventories of the Seller are in good and merchantable condition and are suitable and usable or saleable in the ordinary course of business for the purposes intended. The Seller has reasonable inventories to conduct its business consistent with past practices.

2.20.         Property of Others. No shortage exists in any finished goods owned by customers or suppliers of the Seller and stored upon the Real Property or otherwise, or any other item of personal property owned by another for which the Seller is accountable to another. Without limiting the foregoing, all items of personal property for which the Seller is accountable under any bailment agreement, consignment contract, loan program, or otherwise are fully accounted for with no shortages or missing or lost items, are in workable, usable, and saleable condition, and have suffered no damage or deterioration.

2.21.         Condition of Tangible Assets. All of the facilities of the Seller and its equipment and other tangible assets are in good condition and repair (ordinary wear and tear excepted) and workable, usable, and adequate for the uses to which they have been put by the Seller in the ordinary course of business, and none of such facilities and none of such equipment or other tangible assets (exclusive of obsolete items no longer used in the Seller's business) is in need of other than routine maintenance or repair. The Seller has not received any notice of any violations of any Requirements of Law with respect to the Seller's properties or operations that have not been cured. Notwithstanding the foregoing, many of the Transferred Assets are in a used condition and it cannot be known how and when any item may break down or become the subject of additional maintenance, therefore, ALL THE FACILITIES OF THE SELLER AND ITS

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EQUIPMENT ARE SOLD "AS IS, WHERE IS" AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED.

2.22.         Disclosure. No representation or warranty by the Seller in this Agreement contains any untrue statement of a significant and material fact or omits or will omit to state any significant and material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Seller that materially adversely affects the Transferred Assets.

2.23          Purchaser's Representations and Warranties. The Purchaser agrees to operate its business and maintain all its assets including the Transferred Assets and the Real Property in accordance with all of the representations and warranties made by the Seller and/or the Forsbergs in this Agreement, which shall apply to the Purchaser in favor of the Seller and/or the Forsbergs for as long as any amount remains owing on either of the Promissory Notes issued by the Purchaser at Closing.

2.24.         Brokerage. No broker or finder has acted directly or indirectly for the Seller or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on the actions or statements of, or agreements, arrangements, or understandings made with the Seller or any of its Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as set forth below:

3.1.           Corporate Organization etc. The Purchaser is on the date hereof, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Idaho.

3.2.           Authorization, etc. The Purchaser has full corporate power and authority to enter into this Agreement and the other Acquisition Documents to which it is or will be a party, to perform its obligations hereunder and thereunder, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Purchaser has taken, or will take before the Closing Date, all actions required by law. its Articles of Incorporation, its By-Laws or otherwise to authorize (i) the execution and delivery of this Agreement and the other Acquisition Documents and (ii) the performance of its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Purchaser and, upon the execution and delivery of the remaining Acquisition Documents by a duly authorized officer of the Purchaser, the remaining Acquisition Documents will have been duly executed and delivered by the Purchaser,

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and this Agreement is, and such other Acquisition Documents will be, upon due execution and delivery thereof, the legal, valid, and binding obligations of the Purchaser, enforceable according to their terms (A) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific enforcement and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.3.           No Violation. None of (i) the execution and delivery of this Agreement or any other Acquisition Document by the Purchaser, (ii) the performance by the Purchaser of its obligations hereunder or thereunder, or (iii) the consummation of the transactions contemplated hereby or thereby will (A) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (B) violate, or be in conflict with, or permit the termination of, or constitute a default under or breach of, or cause the acceleration of the maturity of, any contract, debt, or other obligation of the Purchaser, which violation, conflict, default, breach, termination or acceleration, either individually or in the aggregate with all other such violations, conflicts, defaults, breaches, terminations and accelerations, would have a material adverse effect on the business, assets or financial condition of the Purchaser, (C) require the consent of any other party to, or result in the creation or imposition of any Lien upon any property or assets of the Purchaser under any agreement or commitment to which the Purchaser is a party or by which the Purchaser is bound, or (D) to the best knowledge and belief of the Purchaser, violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority to which the Purchaser is subject.

3.4.           Litigation. There is no action pending or, to the best knowledge and belief of the Purchaser, threatened against the Purchaser, or any properties or rights of the Purchaser, that questions or challenges the validity of this Agreement or any of the other Acquisition Documents, nor any action taken or to be taken by the Purchaser pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby and the Purchaser does not know of any such action, proceeding, or investigation that may be asserted.

3.5.           Disclosure. No representation or warranty by the Purchaser in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein not misleading. The Purchaser shall operate Seller's business and maintain its assets and the Real Property in accordance with all of the representations and warranties made by the Seller's and/or the Forsbergs in this Agreement until such time as all amounts due under both Promissory Notes detailed in this Agreement have been paid in full.

3.6.           Brokerage. No broker or finder has acted directly or indirectly for the Purchaser or its Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee

ASSET PURCHASE AGREEMENT, Page 14

or other commission in respect thereof based in any way on the actions or statements of, or the agreements, arrangements, or understandings made with the Purchaser or its Affiliates.

3.7.           Personal Guaranties. Except for Greg Stewart (and his spouse, if any), whose Personal Guaranty shall be in the form attached hereto as Schedule 3.7, no other person holding any stock of other equity interest in the Purchaser, or any party affiliated with the Purchaser, is giving a personal guaranty to Mountain West Bank or any affiliate of said bank with respect to financing the purchase of any of the Transferred Assets.

ARTICLE IV

OBLIGATIONS OF THE PARTIES

The Seller hereby covenants and agrees with the Purchaser and the Purchaser hereby covenants and agrees with the Seller that:

4.1.           Reasonable Access. Prior to Closing, the Seller shall afford the Purchaser and its counsel, accountants, and other authorized representatives reasonable access during normal business hours to its property, books and records so that the Purchaser and its advisors may have the opportunity to make such reasonable investigations that pertain to the Closing of this transaction. With prior notice, the Purchaser may contact employees of the Seller to discuss their employment by the Purchaser and the present and future operation of the Seller's business. The Seller shall furnish to the Purchaser any additional financial and operating data and other reasonable information as the Purchaser and its counsel, accountants, and other authorized representatives shall from time to time reasonably request. The Seller shall, upon reasonable request, provide the Purchaser, its counsel, accountants and other authorized representatives with such information concerning the Seller as may be reasonably necessary for the Purchaser to verify the Seller's performance of and compliance with its representations and warranties herein contained. The Purchaser shall, for as long as any amount remains owed on one or both of the Promissory Notes detailed in this Agreement and upon reasonable request, provide the Seller and Forsbergs, their counsel, accountant and other authorized representatives with such information concerning the Purchaser and its operations of the business as may be reasonably necessary for the Seller and Forsbergs to verify the Purchaser's performance of and compliance with its representations, warranties, and covenants herein contained.

4.2.           Conduct Before Closing Date. Before the Closing Date, except as otherwise contemplated by- this Agreement or as permitted by the prior written consent of the Purchaser, but without making any commitment on the Purchaser's behalf, the Seller shall:

ASSET PURCHASE AGREEMENT, Page 15

(a)	conduct its business and operations only in the ordinary course, including, without limitation, maintaining inventories of raw materials, taken as a whole, at levels consistent with past practice;

(b)	maintain the Transferred Assets in good condition, working order, and repair (except for ordinary wear and tear);

(c)	perform its obligations in conformity with past practices under all contracts binding upon it and maintain all of its Licenses in good standing;

(d)	continue in effect the Insurance Policies (or similar coverage) referred to in Section 2.14 hereof;

(e)	to the extent that it is reasonably able, keep available the services of its current officers and employees;

(f)	to the extent that it is reasonably able, maintain and preserve the good will of the suppliers, customers, and others having business relations with it; and

(g)	before the Closing Date, upon request, consult with the Purchaser from time to time with respect to any significantly material change in the conduct of its business.

(h)	not become a party to any written contract which, if it had existed on the date hereof, would have come within the scope of the Disclosure Schedule pursuant to Section 2.13 hereof;

4.3.           Further Assurances. Before and after the Closing, each party hereto shall execute and deliver such instruments and take such other actions as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the other Acquisition Documents. Each party hereto shall use its best efforts to cause the transactions contemplated by this Agreement and the other Acquisition Documents to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of government agencies and third parties and to make all filings with and give all notices to government agencies and third parties that may be necessary or reasonably required to effect the transactions contemplated by this Agreement and the other Acquisition Documents. The Seller shall give prompt notice to the Purchaser, after receipt thereof by the Seller, of (i) any notice of, or other communication relating to, any default or event that, with notice or lapse of time or both, would become a default under any indenture, instrument, or agreement material to the Seller, to which the Seller is a party or by which the Seller is bound, and (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this

ASSET PURCHASE AGREEMENT, Page 16

Agreement and the other Acquisition Documents. Each corporate party shall deliver to the other, by the Closing Date, appropriate evidence of the approval of its Board of Directors and stockholders (if required by law) of this Agreement and the transactions contemplated hereby and thereby.

4.4.           Confidentiality. The parties to this Agreement hereby acknowledge and reconfirm the terms of that certain Confidentiality Agreement entered into between them, as amended, attached hereto as Exhibit "G".

ARTICLE V

CONDITIONS TO PURCHASER'S OBLIGATIONS

The obligation of the Purchaser under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

5.1.           Representations and Warranties True. The representations and warranties of the Seller and Forsbergs contained herein shall be true and accurate as of the Closing Date, except for changes permitted or contemplated by this Agreement, or those occurring in the ordinary course of business.

5.2.           No Material Changes.

(a)
No portion of the Transferred Assets that are as a whole significantly material to the operation of the business of the Seller shall, after April 11 , 2007, and before the Closing Date, be damaged, destroyed, or taken by condemnation, whether or not covered by any Insurance Policy.

(b)
After April 11, 2007, and before the Closing Date, the Seller shall be subjected to changes of any kind or nature that either individually or in the aggregate have a significantly material adverse effect on the Transferred Assets.

(c)	No significant and material adverse change in the Transferred Assets shall have occurred after April 11 , 2007, and be by its nature continuing.

5.3.           Performance. The Seller shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement or the other Acquisition Documents to be performed or complied with by them on or before the Closing Date. On the Closing Date and immediately prior to Closing, Purchaser and Seller shall do a physical walk through to view the Transferred Assets and verify their description, and as to inventory, verify that the inventory present during a walk through by Purchaser prior to the Closing Date remains on the premises or has been sold in the ordinary course of business.

ASSET PURCHASE AGREEMENT, Page 17

5.4.           Consents. All filings with and consents from government agencies required to consummate the transactions contemplated hereby and by the other Acquisition Documents shall have been made or obtained, except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Purchaser or the failure to obtain any such consent or make any such filing would not have a significant and material adverse effect on the Transferred Assets.

5.5.           Closing Documents. The Seller and Forsbergs shall have delivered, or caused to be delivered to the Purchaser, the documents and instruments described below:

(a)	Copies of the resolutions adopted by the Boards of Directors of the Seller authorizing this Agreement and the other Acquisition Documents and the transactions contemplated hereby and thereby.

(b)	Warranty Deed for the Real Property, and Title Policy.

(c)	Bill of Sale for the Transferred Assets, including assignment of Trade Names in the form of Schedule 2.9 hereto.

(d)
A copy of Articles of amendment to the Articles of Incorporation of the Seller, duly authorized and executed and in form and substance, filed by the Seller with the Secretary of State of the State of Idaho, changing the Seller's name to Forsberg Investments, Inc. (which purchaser hereby acknowledges does not include the Trade Name, any variation thereof, or any other word which could be reasonably confused therewith). Seller will have filed an Application for Reservation of Legal Entity Name with the Secretary of State of the State of Idaho, reserving the name "Mine Fabrication & Machine, Inc." until Closing, at which time Seller shall deliver to Purchaser a notice of transfer of a reserved corporate name suitable for immediate filing by the Purchaser with the Secretary of State of the State of Idaho.

(e)
Acknowledgement that a total of $7,150.00 is to be applied to the first two payments on Promissory Note #1, being (1) Seller's reimbursement to Purchaser for computer equipment ($1,000.00), (2) Seller's reimbursement to Purchaser for and in consideration of any potential issues that could arise with respect to Seller's and Forsbergs' non-conformity with conditions specified in certain Business Development Permits, as more fully detailed in Schedule 2.17 hereto, for which Purchaser hereby agrees to indemnify and hold harmless Seller and Forsbergs ($5,000.00), and (3) Seller's reimbursement for Purchaser's prorata share of annual rent on that certain Lease detailed further in Schedule 2.5(1) hereto ($1,150).

ASSET PURCHASE AGREEMENT, Page 18

(f)
List of Seller's customers, vendors and employees, and a disc and/or hard copies of invoices and purchase orders containing the sales, pricing, and customer history of the Seller for a five (5) year period prior to Closing.

(g)	Such other documents or instruments as shall be reasonably requested by the Purchaser or its counsel.

5.6.           Environmental Report. If the Purchaser shall choose at its expense to retain an environmental consulting firm to render an environmental audit report respecting the Real Properly and such firm renders a report that details violations of federal, state, or local environmental Requirements of Law, the Seller shall have cured such violations without warranty, therefore, the Purchaser shall have waived such compliance with this Section 5.6; and Purchaser accepts the Real Property in such form; provided however, in no event may such report be construed as obligating the Seller to cure any such violation.

ARTICLE VI

CONDITIONS TO SELLER'S OBLIGATIONS

The obligation of the Seller under this Agreement to consummate the Closing on the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

6.1.           Representations and Warranties True. The representations and warranties of the Purchaser contained herein, in the other Acquisition Documents (including, without limitation, all schedules and exhibits hereto and thereto), and in all documents delivered by the Purchaser, shall be true and accurate as of the Closing Date, except for changes permitted or contemplated by this Agreement.

6.2.           Performance. The Purchaser shall have performed and complied in all material respects with all agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.3.           Consents. All filings with and consents from government agencies required to consummate the transactions contemplated hereby shall have been made or obtained unless the failure to obtain any such consent or make any such filing would not have an adverse effect on the Transferred Assets.

6.4.           Closing Documents. The Purchaser shall have delivered or caused to be delivered to the Seller the documents and instruments described below:

(a)	The cash payment, Promissory Notes, Deed of Trust, and Security Agreement, all as detailed in Section 1.4(b).

ASSET PURCHASE AGREEMENT, Page 19

(b)
A copy of the resolutions adopted by the Board of Directors of the Purchaser authorizing this Agreement and the transactions contemplated hereby and thereby, including but not limited to a specific reference to the convertibility of Promissory Note #2 into the Voting Common Stock of the Purchaser.

(c) Assumption of all written contracts and open purchase orders of the Seller, as disclosed on Schedule 2.13.

(d) The Personal Guaranty of Greg Stewart of the Purchaser's Promissory Notes.

(e) Such other documents or instruments as shall be reasonably requested by the Purchaser or its counsel.

ARTICLE VII

CLOSING; CLOSING DATE

7.1.           Closing. The closing (the "Closing") will be held at __________________.m. at the offices of First American Title Company, Inc., 415 North 7th Street, Suite 1, Wallace, Idaho on or before April 3, 2009, or at such other time and place as the parties hereto may mutually agree upon in writing (the "Closing Date"), notwithstanding that the parties hereto will execute the Exhibits and Schedules referred to herein on March 31, 2009.

ARTICLE VIII

CERTAIN POST-CLOSING COVENANTS

8.1.           Access. Subsequent to the Closing Date, the Purchaser shall, at the Seller's expense, permit the Seller, from time to time, to inspect and copy such books of account and other records of the Purchaser and to utilize the services of the Purchaser's or the Seller's employees, all as may be necessary or convenient to enable the Seller to prepare and file tax returns and to confirm Purchaser's ongoing compliance with its obligations under any Deed of Trust or Security Agreement for either of the Promissory Notes issues by Purchaser herein. Until the fourth anniversary of the Closing Date, the Purchaser shall not, without the prior written consent of the Seller or its successors in interest, to destroy or dispose of any such records. Notwithstanding any of the foregoing, no covenant contained in this Section 8.1 on the part of the Purchaser is intended to, and nothing herein shall be construed to, benefit or confer any rights upon any person, firm, or corporation other than the Seller.

ASSET PURCHASE AGREEMENT, Page 20

8.2.           Use of Trade Name. Commencing on the Closing Date, the Seller shall cease using the Trade Name as a company name, or trade name.

8.3.           Non-Competition. The Purchaser, Forsbergs, and Seller agree that the Purchase Price is fixed on the basis that the transfer of the Transferred Assets to the Purchaser would provide the Purchaser with the full benefit and goodwill of the Seller as it existed on the Closing Date, provided, however, that the Purchaser understands that the Seller's working relationships with all of its distributors, sales representatives, and customers are to a large extent personal to the Forsbergs, and no guarantees can be made by Seller or Forsbergs that Purchaser will enjoy the same relations. The Seller and Forsbergs acknowledge that it is proper for the Purchaser to have assurance that the value of the Transferred Assets will not be diminished by acts of the Seller or Forsbergs after the Closing Date. Accordingly, the Seller and Forsbergs covenant and agree that, commencing on the Closing Date and ending five years from the Closing Date, it will not, within a 100 mile radius of the City of Kellogg, Shoshone County, Idaho (i) directly or indirectly compete with, or own, manage, operate, or control or participate in the ownership, management, operation or control of, or provide consulting services to, any business, firm, corporation, partnership, person, proprietorship or other entity which is conducting any business which competes with the business of the Seller as constituted on the Closing Date (the "Restricted Business"), (ii) directly or indirectly solicit employment by any person, partnership, corporation or other entity of any of the employees, consultants, agents, or independent contractors of the Seller (for this purpose the terms "employees", "consultants", "agents", and "independent contractors" shall include any persons having such status with regard to the Seller at any time during the six (6) months preceding any solicitation in question), or (iii) solicit, interfere with, or endeavor to entice away from the Seller, on behalf of any person, partnership, corporation, or other entity, any customer of the Restricted Business of the Seller. The foregoing provisions shall not apply to investments in shares of stock of Purchaser or of a corporation traded on a national securities exchange or on the national over-the-counter market. If the Seller commits a breach, or threatens to commit a breach, of any of the provisions of this Section 8.3, the Purchaser shall have the right and remedy, in addition to any others, to have the provisions of this Section 8.3 specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and understood by the Seller that any such breach or threatened breach will cause irreparable injury to the Purchaser and that money damages will not provide an adequate remedy therefor.

ARTICLE IX

INDEMNIFICATION

9.1.           Survival. Notwithstanding (i) the making of this Agreement, (ii) any examination made by or on behalf of the parties hereto, and (iii) the Closing hereunder, (A) the representations and warranties of the parties contained herein or in any

ASSET PURCHASE AGREEMENT, Page 21

document delivered pursuant hereto or in connection herewith shall survive until the fifth anniversary of the Closing Date, except for the representations and warranties made in Section 2.16 hereof (Environmental Matters), and Section 2.11 hereof (Tax Returns and Payments), which in each case, shall survive until expiration of the applicable statute of limitations for the underlying cause of action and (B) the covenants and agreements required to be performed after the Closing pursuant to any provision of this Agreement, including this Article 9, shall survive until fully performed or fulfilled. No action for indemnification pursuant to Sections 9.2(c) or 9.3(c) may be brought after the applicable expiration date, provided, however, that if before such date one party hereto has notified the other party hereto of a claim for indemnity hereunder (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance herewith.

9.2.           Indemnification by the Seller and Forsbergs. The Seller and Forsbergs, its successors, and assigns shall indemnify and hold the Purchaser and its successors and assigns harmless in respect of any and all claims, losses, damages, liabilities, and expenses (including, without limitation, settlement costs and legal, accounting, and other expenses in connection therewith) (collectively, the "Damages") incurred by the Purchaser and its successors and assigns in connection with each and all of the following:

(a)
Any claim by any person or other entity for any broker's or finder's fee or similar fee charged for commission that arises from any action, statement, or commitment made by the Seller or its agents or Affiliates.

(b)
Any breach or other failure to perform any covenant, agreement, or obligation of the Seller contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby.

(c)
Any breach of any representation or warranty by the Seller contained in this Agreement, any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby.

(d)	Any breach or other failure to perform fully before the Closing Date the Seller's contractual obligations under items disclosed pursuant to Section 2.13(a)(vi) hereof.

(e)
Any damages (including, without limitation, costs of response, removal, remediation, corrective action, property damage, personal injury, damage to natural- resources, settlement, and attorneys' fees) paid by the Purchaser and accruing from the operations of the Seller, or the operations of the business at any time before the Closing Date and solely attributable to the Transferred Assets.

ASSET PURCHASE AGREEMENT, Page 22

(f)
Any liability to employees or to third parties for personal injury or death or damage to property arising out of or occurring in connection with products sold or services rendered by the Seller on or before the Closing Date in excess of, not covered by, and not deductible from the Insurance Policies.

(g)
All claims made by former or current employees of the Seller alleging the occurrence of, or arising out of, an allegation relating to any breach of any fiduciary obligation before the Closing Date under any employee benefit plan.

9.3.           Indemnification by the Purchaser. The Purchaser and its successors and assigns shall indemnify the Seller and its successors and assigns in respect of any and all Damages incurred by the Seller and its successors and assigns in connection with each and all of the following:

(a)
The claim by any person for any broker's or finder's fee or similar fee charged for commission that arises from any actions, statements, or commitments made by the Purchaser or its agents or Affiliates.

(b)
The breach or other failure to perform any covenant, agreement, or obligation of the Purchaser contained in this Agreement or any other Acquisition Document or any other instrument, including all certificates contemplated hereby or thereby.

(c)
Any breach of any representation or warranty by the Purchaser contained in this Agreement or any other Acquisition Document or any other instrument, including all certificates, contemplated hereby or thereby.

(d)	Any breach or other failure to perform fully perform any agreement that is required to be disclosed pursuant to Section 2.13(a)(vi) hereof.

(e)
Any damages (including, without limitation, costs of response, removal, remediation, corrective action, property damage, personal injury, damage to natural resources, settlement, and attorneys' fees) paid by the Seller or Forsbergs and accruing from the operations of the Purchaser, or the operations of the business at any time after the Closing date and solely attributable to the Transferred Assets.

(f)
Any liability to employees or to third parties for personal injury or death or damage to properly arising out of or occurring in connection with products sold or services rendered by the Purchaser after the Closing Date in excess of, not covered by, and not deductible from the Insurance Policies.

ASSET PURCHASE AGREEMENT, Page 23

(g)
All claims made by former or current employees of the Purchaser alleging the occurrence of, or arising out of, an allegation relating to any breach of any fiduciary obligation after the Closing Date under any employee benefit plan, provided, however, Purchaser has no obligation to continue any employee benefit plan implemented by Seller prior to the Closing date.

9.4.           Notice and Defense of Claim. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall provide written notice to the other party (the "Indemnifying Party") within sixty (60) days of becoming aware of the right to indemnification and, as expeditiously as possible thereafter, the facts constituting the basis for such claim. In connection with any claim giving rise to indemnity hereunder, resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party, at its sale cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such claim or legal proceeding with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall not be obligated to, defend against such claim or litigation in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Damages resulting therefrom.

ARTICLE X

TERMINATION

10.1.                      Termination. This Agreement may be terminated at any time before the Closing Date:

(a)	by mutual written consent of the Purchaser and the Seller;

(b)
by either the Purchaser or the Seller if the Closing has not occurred on or before April 3, 2009, provided that this provision shall only be available to any party who has, in good faith, made all reasonable efforts to Close; and

(c)
by either the Purchaser or the Seller if there has been a material breach on the part of the other party in any material representation, warranty or covenant set forth in this Agreement that is not cured within ten (10) business days after such other party has been notified of the intent to terminate this Agreement pursuant to this clause 10.1 (c).

ASSET PURCHASE AGREEMENT, Page 24

10.2.         Effect of Termination. In the event of termination of this Agreement as expressly permitted under Section 10.1 hereof, this Agreement shall forthwith become void (except for this Section 10.2 hereof) and there shall be no liability arising from this Agreement on the part of either the Seller, the Purchaser, or their respective officers, directors or Affiliates; provided, however, if such termination occurs pursuant to Section 10.1 (b or c) and resulted from the material misrepresentation or material breach by a party of the covenants of such party contained in this Agreement, such party shall be fully liable for any and all Damages sustained or incurred as a result of such breach. In the event of termination hereunder before the Closing, each party shall return promptly to the other Party all documents, work papers, and other material of the other party furnished or made available to such party or its representatives or agents and all copies thereof.

ARTICLE XI

OTHER AGREEMENTS

11.1.         Amendment and Modification: Waiver of Compliance. Subject to the applicable law, this Agreement may be amended, modified, and supplemented only by written agreement signed by the Purchaser and the Seller. Any failure by any party to this Agreement to comply with any obligation, covenant, agreement, or condition contained herein may be expressly waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any Subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.1.

11.2          Disclosure of Confidential Information. Forsbergs have fully disclosed, or will disclose to the Purchaser, any reasonable information deemed by Purchaser to be materially necessary to operating the Transferred Assets of the Seller upon the Purchaser's request for a period of one (1) year following the Closing Date.

11.3          Mutual Release. At Closing and not before, Purchaser, Seller, and Forsbergs shall execute a Mutual Release and Settlement of All Claims arising from the Stock Purchase and Sale Agreement, attached hereto as Exhibit "H".

11.4.         Fees and Expenses. Except as otherwise provided herein, each of the parties hereto will pay its own fees and expenses (including attorneys' and accountants' fees, legal costs, and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby. Except for the allocation of personal and real property tax among the assets and real property,

ASSET PURCHASE AGREEMENT, Page 25

respectively, Seller and Purchaser shall share equally in all closing costs. Seller shall pay for a standard title policy. Purchaser shall pay for the lender policy portion.

11.5.         Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, overnight courier, or mailed certified or registered mail with postage prepaid as follows:

(a)	If to the Purchaser, to:
Attention:	Greg Stewart
    United Mine Services, Inc.
    202 S. Division Street
    P.O. Box 828
    Pinehurst, ID 83850

(b)	If to the Seller, to:
Attention:	Fred A. Forsberg
    Forsberg Investments, Inc,
    P.O. Box 1081
    Pinehurst, ID 83850

    With a copy to:
    Daniel B. DeRuyter
    Douglas, Eden, Phillips, DeRuyter & Stanyer, P.S.
    422 W. Riverside Ave., Suite 909
    Spokane, WA 99201

(c)	If to Forsbergs, to:
Attention:	Fred A. and Linda M. Forsberg
    P.O. Box 1081
    Pinehurst, ID 83850

    With a copy to:
    Daniel B. DeRuyter
    Douglas, Eden, Phillips, DeRuyter & Stanyer, P.S.
    422 W. Riverside Ave., Suite 909
    Spokane, WA 99201

11.6.         Public Announcements. Neither the Purchaser nor the Seller nor the representatives of any of them shall make any public announcement with respect to this Agreement, the other Acquisition Documents, or the transactions contemplated hereby or thereby without the prior written consent of the other parties.

ASSET PURCHASE AGREEMENT, Page 26

waived. Notwithstanding any provision of the aforesaid Rules or Statutes to the contrary, the refusal or failure of any party to appear at or participate in any hearing or other portion of any arbitration proceeding pursuant to this paragraph shall not prevent any such hearing or proceeding from going forward, and the Arbitrator is empowered to make a decision or render an award, or both, ex parte, which shall be binding on such party as fully as though such party had fully participated in such hearing or proceeding. As provided in Section 11.13, the prevailing party in any arbitration proceeding pursuant to this paragraph shall be entitled to an award for such party's expenses and attorneys' fees in connection therewith, and the cost of conducting the arbitration proceeding shall

11.7.         Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of all the other parties.

11.8.         Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by, and construed in accordance with, the laws of the State of Idaho, without reference to the conflict of laws principles thereof.

11.9.         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10.       Headings. The headings contained in this Agreement are inserted for convenience only and shall not constitute a part hereof.

11.11.       Entire Agreement. This Agreement, including the Disclosure Schedule, the exhibits hereto and other documents referred to herein which form a part hereof, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements and understandings between the parties with respect to such subject matter, including, by way of illustration and not by limitation, any term sheet agreed to by the parties hereto prior to the date hereof. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein.

11.12.       Definitional Provisions. All terms defined in this Agreement shall have such defined meanings when used in any exhibit, schedule, or any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

11.13.       Attorney's Fees. In the event of any breach of this Agreement, the party responsible for the breach agrees to pay reasonable attorney's fees and costs, including, but not limited to the costs of service of notices incurred by the other party. The prevailing party in any suit instituted arising out of this Agreement shall be entitled to receive reasonable attorney's fees and costs incurred in such suit or proceedings.

11.14        Arbitration of Disputes. Any controversy or c1airn arising out of or relating to Inventory Value shall be settled by exclusive and binding arbitration, by a single

ASSET PURCHASE AGREEMENT, Page 27

IN WITNESS, the parties hereto have caused this Agreement to be duly executed on the day and year first above stated.

[Seller]	By:	FRED A. FORSBERG
Mine Fabrication & Machine, Inc.

Name: Fred A. Forsberg

Title: President

	By:	FRED A. FORSBERG
Fred A. Forsberg

	By:	LINDA M. FORSBERG
Linda M. Forsberg

The Family Trust of Fred A. Forsberg
And Linda M. Forsberg dated
September 26, 2008

	By:	FRED A. FORSBERG
Fred A. Forsberg, Co-Trustee

	By:	LINDA M. FORSBERG
Linda M. Forsberg, Co-Trustee

[Purchaser]	By:	GREG STEWART
United Mine Services, Inc.

Name: Greg Stewart

Title: President & CEO

ASSET PURCHASE AGREEMENT, Page 29